Exhibit 99.1

(1)         The shares of common stock, par value $0.001 (“Common Stock”) of Sprouts Farmers Market, Inc. (the “Issuer”) reported as beneficially owned following the reported transaction include (i) 16,159,469 shares of Common Stock held of record by AP Sprouts Holdings, LLC (“Sprouts LLC”), (ii) 14,686,336 shares of Common Stock held of record by AP Sprouts Holdings (Overseas), L.P. (“Sprouts Overseas”), (iii) 1,002 shares of Common Stock held of record by AP Sprouts Incentive, LLC (“Sprouts Incentive”),  and (iv) 993 shares of Common Stock held of record by AP Sprouts Management, LLC (“Sprouts Management,” together with Sprouts LLC, Sprouts Overseas and Sprouts Incentive, the “Apollo Funds”).

On October 21, 2014, Sprouts Incentive and Sprouts Management distributed 310,572 shares and 693,130 shares of Common Stock, respectively, to their respective members in accordance with the terms of their respective operating agreements, and AP Sprouts Coinvest, LLC (“Sprouts Coinvest”) distributed all of the 851,444 shares of Common Stock held by it to its members in accordance with the terms of its operating agreement. Accordingly, Sprouts Coinvest no longer beneficially owns any shares of Common Stock and is no longer a reporting person.

AP Sprouts Holdings (Overseas) GP, LLC (“Sprouts Overseas GP”) is the general partner of Sprouts Overseas.  Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Sprouts LLC.  Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI.  Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI, and Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ACM VI.  Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I.

Apollo Management VI, L.P. (“Management VI”) is the manager of Sprouts LLC, Sprouts Overseas GP, Sprouts Incentive, Sprouts Management and AIF VI.  AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI.  Apollo Management, L.P. (“Apollo Management”) is the sole member-manager of AIF VI LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the managers of Principal I GP, and the managers, as well as executive officers, of Management Holdings GP.  Each of the Apollo Funds disclaims beneficial ownership of the shares of Common Stock held of record by any of the other Apollo Funds, and each of Sprouts Overseas GP, AIF VI, Advisors VI, ACM VI, Principal I, Principal I GP, Management VI, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaim beneficial ownership of the shares of Common Stock held of record by the Apollo Funds, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of each of Sprouts LLC, Sprouts Overseas, Sprouts Incentive, Sprouts Management, Sprouts Overseas GP, AIF VI, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The address of each of Management VI, AIF VI LLC, Apollo Management, Apollo Management GP, Management Holdings and Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.